Exhibit 99.1

Biglari Holdings Inc.

News Release

San Antonio, TX, May 20 -- Biglari Holdings Inc. (NYSE: BH) announces its fiscal second quarter 2011 results:

Biglari Holdings Inc.'s operating results for the sixteen and twenty-eight weeks, which ended April 13, 2011, are summarized below. To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(Amounts in $000s)
	Sixteen Weeks Ended		Twenty-Eight Weeks Ended
	April 13, 2011	April 14, 2010	April 13, 2011	April 14, 2010

Pre-tax operating earnings	$7,677	$7,833	$17,133	$15,699
Biglari Holdings investment gains	398	522	3,451	834

Consolidated affiliated partnerships investment gains and other income	365	—	3,472	—
Income taxes	(2,687)	(2,838)	(7,028)	(5,522)
Earnings attributable to noncontrolling interests	(108)	7	(1,920)	(10)

Net earnings attributable to Biglari Holdings Inc.	$5,645	$5,524	$15,108	$11,001

Analysis of Results:

In the second quarter net revenues from restaurant operations — Steak n Shake and Western Sizzlin — increased 5.9% from $199.1 million to $210.9 million as a result of Steak n Shake's same-store sales expansion of 4.3% and from the inclusion of Western Sizzlin Corp., which the Company acquired on March 30, 2010.

The amount of realized investment gains may fluctuate from period to period. Because no predictive value exists, we encourage investors to analyze closely our business performance before they interpret the impact of realized gains.

Net earnings in the current year-to-date period were significantly impacted by realized investment gains and an incentive fee earned through the Company's subsidiary, Biglari Capital Corp., manager of The Lion Fund, L.P. (On a pre-tax basis, investment gains were $3.5 million, and the incentive fee was $2.5 million.) Shareholders should also note that an incentive fee is assessed only once annually in the calendar year-end quarter, and no predictability of such earnings exists because The Lion Fund's annual performance is unpredictable.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company engaged in a number of diverse business activities. Its most important operating subsidiaries are involved in investment management and the franchising/operating of restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Chairman and Chief Executive Officer, on behalf of the Company and its main operating subsidiaries.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company and its consolidated affiliated partnerships.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the company's filings with the SEC.